Exhibit 5

[Letterhead of Hogan Lovells US LLP]

October 23, 2024

Board of Directors

NextEra Energy Partners, LP

700 Universe Boulevard

Juno Beach, Florida 33408

Dear Board of Directors:

We are acting as counsel to NextEra Energy Partners, LP, a Delaware limited partnership (the “Registrant”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of up to 1,317,591 common units representing limited partnership interests in the Registrant (the “Common Units”), all of which Common Units are issuable pursuant to the NextEra Energy Partners, LP 2024 Long Term Incentive Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including PDFs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware Revised Uniform Limited Partnership Act. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Common Units pursuant to the terms of the Plan and (iii) receipt by the Registrant of the consideration for the Common Units specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and in the Plan, the Common Units will be validly issued, and holders of the Common Units will have no obligation to make any further payments or contributions to the Registrant or its creditors solely by reason of their ownership of such Common Units.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP